Exhibit 99.1

Cinedigm Stockholders Approve Bison Transaction

LOS ANGELES (August 31, 2017)--  Cinedigm Corp. (NASDAQ: CIDM) announced today that the proposal included in its recent proxy to issue 20,000,000 shares to sell to Bison Entertainment Investment Limited, the wholly owned subsidiary of Bison Holding Company Ltd. (“Bison Capital”), has been approved by the Company’s stockholders at their annual meeting. The Company has agreed to sell to Bison Capital 20,000,000 shares (the “Shares”) of Cinedigm’s Class A common stock, par value $0.001 per share, for an aggregate purchase price of up to $30,000,000, of which up to 400,000 of the Shares may be sold to members of the Company’s management instead of Bison Capital.

The transaction, when consummated, will result in Bison having majority voting control of Cinedigm and 2 of 7 seats on the Cinedigm Board of Directors.

Chris McGurk, Cinedigm Chairman and Chief Executive Officer, noted, “We believe this transaction with Bison will be game changing for Cinedigm as it will create multiple significant financial, strategic and operational opportunities for the Company.”

The Bison transaction is subject to certain other approvals including CFIUS review (Committee on Foreign Investment in the United States).

About Cinedigm:

Cinedigm powers custom content solutions to the world’s largest retail, media and technology companies. We provide premium feature films and series to digital platforms including iTunes, Netflix, and Amazon, cable and satellite providers including Comcast, Dish Network and DirecTV, and major retailers including Walmart and Target. Leveraging Cinedigm’s unique capabilities, content and technology, the Company has emerged as a leader in the fast-growing over-the-top (OTT) channel business, with four channels under management that reach hundreds of millions of devices while also providing premium content and service expertise to the entire OTT ecosystem. Learn more about Cinedigm at www.cinedigm.com.

www.cinedigm.com. [CIDM-E]

Cinedigm Corporation
Jill Newhouse Calcaterra, 310-466-5135
jcalcaterra@cinedigm.com